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CAUTIONARY STATEMENT

ARCADIA FINANCIAL LTD. ("ARCADIA"), OR PERSONS ACTING ON BEHALF OF ARCADIA, OR OUTSIDE REVIEWERS RETAINED BY ARCADIA MAKING STATEMENTS ON BEHALF OF ARCADIA, OR UNDERWRITERS OF ARCADIA'S SECURITIES, MAY FROM TIME TO TIME MAKE WRITTEN OR ORAL STATEMENTS THAT QUALIFY AS "FORWARD-LOOKING STATEMENTS" AS THAT TERM IS DEFINED UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 (THE "ACT"). THIS CAUTIONARY STATEMENT, WHEN USED IN CONJUNCTION WITH AN IDENTIFIED FORWARD-LOOKING STATEMENT, IS FOR THE PURPOSE OF QUALIFYING FOR THE "SAFE HARBOR" PROVISIONS OF THE ACT. AS SUCH, IT IS INTENDED TO BE A READILY AVAILABLE WRITTEN DOCUMENT THAT CONTAINS FACTORS THAT COULD CAUSE RESULTS TO DIFFER MATERIALLY FROM THE FORWARD-LOOKING STATEMENTS. THESE FACTORS ARE IN ADDITION TO ANY OTHER CAUTIONARY STATEMENTS, WRITTEN OR ORAL, WHICH MAY BE MADE OR REFERRED TO IN CONNECTION WITH ANY FORWARD-LOOKING STATEMENT.

THE FOLLOWING MATTERS, AMONG OTHERS, MAY HAVE A MATERIAL ADVERSE EFFECT ON THE BUSINESS, FINANCIAL CONDITION, LIQUIDITY, RESULTS OF OPERATIONS OR PROSPECTS, FINANCIAL OR OTHERWISE, OF ARCADIA. REFERENCE TO THIS CAUTIONARY STATEMENT IN THE CONTEXT OF A FORWARD-LOOKING STATEMENT OR STATEMENTS SHALL BE DEEMED TO BE A STATEMENT THAT ANY ONE OR MORE OF THE FOLLOWING FACTORS MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN THE FORWARD-LOOKING STATEMENT OR STATEMENTS.

RISKS RELATED TO ARCADIA'S LIQUIDITY AND ACCESS TO CAPITAL RESOURCES

     ARCADIA MAY NEED ADDITIONAL CAPITAL TO FUND CONTINUED NEGATIVE CASH FLOWS, BUT MAY NOT BE ABLE TO RAISE CAPITAL ON ACCEPTABLE TERMS OR AT ALL.
To date, Arcadia has operated on a negative operating cash flow basis, and it expects to continue to do so in the near future. Arcadia's business requires substantial cash to make payments in connection with the purchase and securitization of loans, for operating expenses and to service its debt. Arcadia may require additional capital in the future to satisfy its operating and debt service requirements, to fund growth or to repay its outstanding indebtedness at maturity. There can be no assurance, however, that Arcadia will be able to access the capital markets in the future on terms acceptable to Arcadia, if at all. Factors which could affect Arcadia's ability to access the capital markets or the costs of any capital raised include:
     -    changes in interest rates
     -    general economic conditions
     -    the perception in the capital markets of Arcadia
     -    the performance of Arcadia's securitization trusts
In addition, the agreements governing Arcadia's existing debt securities and credit facilities significantly restrict Arcadia's ability to incur additional indebtedness and to issue new classes of preferred stock. Any agreements governing future debt securities or credit facilities may contain similar restrictions.

     ADVERSE CHANGES IN ARCADIA'S ASSET-BACKED SECURITIES PROGRAM OR IN THE ASSET-BACKED SECURITIES MARKET FOR AUTOMOBILE RECEIVABLES IN GENERAL COULD MATERIALLY ADVERSELY AFFECT ARCADIA. Arcadia's business depends on our ability to aggregate and sell automobile loans in the form of publicly offered asset-backed securities. These sales generate cash proceeds that allow us to repay amounts outstanding under our "warehouse" credit facilities and to purchase additional loans. In addition, the sale of loans to a securitization trust in preparation for "securitization," which generally occurs once per quarter, gives rise to the gain on sale that forms a significant part of Arcadia's reported earnings for each quarter. Any delay in the sale of loans beyond a quarter-end would thus adversely affect Arcadia's reported earnings for that quarter. Accordingly, adverse changes in Arcadia's asset-backed securities program--such as market perception of Arcadia or the conformity to insurance company and rating agency requirements of the loans Arcadia intends to sell--or in the general market for automobile loan asset-backed securities could materially adversely affect Arcadia's ability to purchase and resell loans on a timely basis and on terms reasonably satisfactory to Arcadia.

     FUTURE UNAVAILABILITY OF FINANCIAL GUARANTY INSURANCE POLICIES COULD REDUCE ARCADIA'S ABILITY TO SELL THE ASSET-BACKED SECURITIES IT SPONSORS OR REDUCE THE PRICE AT WHICH THEY WERE SOLD. All of the securitizations sponsored by Arcadia since March 1993 and one of Arcadia's current "warehouse" credit facilities have utilized credit enhancement in the form of financial guaranty insurance policies issued by Financial Security Assurance Inc. These financial guaranty insurance policies have resulted in those asset-backed securities being rated "AAA/Aaa." This rating has made those securities easier to sell and has enhanced the price at which they have been sold. Arcadia believes that the use of this form of credit enhancement is cheaper than alternative forms available to Arcadia. However, Financial Security Assurance Inc. is not required to insure Company-sponsored securitizations and there can be no assurance that it will continue to do so.
 Likewise, there can be no assurance that future Company-sponsored securitizations will receive similar ratings.

     EARLY TERMINATION OF ARCADIA'S "WAREHOUSE" CREDIT FACILITIES, OR ARCADIA'S INABILITY TO ARRANGE ADDITIONAL WAREHOUSE FACILITIES OR TO EXTEND OR REPLACE EXISTING FACILITIES WHEN THEY EXPIRE, WOULD HAVE A MATERIAL ADVERSE EFFECT ON ARCADIA. Arcadia depends on warehouse facilities with financial institutions or institutional lenders to finance its purchase of loans on a short-term basis pending securitization. At December 31, 1998, Arcadia had three primary warehouse facilities with an aggregate borrowing capacity of approximately $700.00 million. These facilities expire between July 1999 and October 1999, subject to earlier termination on the occurrence of certain events and to renewal or extension at the lenders' option. There can be no assurance that these or similar facilities will continue to be available on terms reasonably satisfactory to Arcadia. Early termination of these warehouse facilities, or Arcadia's inability to arrange additional warehouse facilities or to extend or replace existing facilities when they

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expire, would significantly reduce or end Arcadia's ability to purchase and securitize automobile loans.

RISKS RELATED TO THE PERFORMANCE OF LOANS IN SECURITIZATION TRUSTS

     IF FUTURE LOAN PERFORMANCE DIFFERED FROM ARCADIA'S CURRENT ESTIMATES OF LOAN PERFORMANCE ARCADIA MIGHT HAVE TO REDUCE THE VALUATION OF ITS MAIN ASSET, FINANCE INCOME RECEIVABLE. When Arcadia sells loans in connection with the creation of a securitization trust and the issuance of asset-backed securities by that trust, we recognize a "gain on sale" and establish an asset that is called "finance income receivable." Finance income receivable is Arcadia's principle asset. It represents Arcadia's retained interest in the loans sold. Finance income receivable is calculated using assumptions and estimates concerning future default, prepayment and net loss rates on the securitized loans that management believes are reasonable at the time. Arcadia bases these assumptions on Arcadia's historical experience, externally-generated industry information, market conditions and expectations of future performance and present value discount rates that Arcadia believes would be requested by an unrelated purchaser of a similar asset. However, the actual rates of defaults, prepayments and net losses may exceed the estimates used in valuing the finance income receivable. Arcadia periodically reviews its default, prepayment and net loss assumptions in relation to the current performance of the loans and market conditions and, if necessary, adjusts the balance of finance income receivable. Arcadia has made two significant reductions to the value of finance income receivable, one at June 30, 1998 ($114.5 million) and one at March 31, 1997 ($98.0 million). Any future reductions to finance income receivable would adversely affect anticipated future excess cash flow and might materially affect Arcadia's business, financial condition, results of operations and liquidity. In addition, no assurance can be given that finance income receivable could be sold at its stated value on the balance sheet, if at all.

     ANY DECREASE IN OR INTERRUPTION OF EXCESS CASH FLOW FROM SECURITIZATION TRUSTS COULD MATERIALLY ADVERSELY AFFECT ARCADIA. Arcadia's future liquidity and financial condition, and its ability to finance the growth of its business and to repay or refinance its outstanding indebtedness, will depend to a material extent on distributions of excess cash flow from securitization trusts. The agreements related to the financial guaranty insurance policies on asset-backed securities issued by Arcadia-sponsored securitization trusts require Arcadia to maintain specified amounts of cash in a "spread account" for each insured securitization trust. These spread accounts are initially funded by means of cash deposits and/or cash flows from the related trust. Each month after the spread account has been funded, any cash received by the related securitization trust that is in excess of the amount needed to make payments on the asset-back securities is first used to bring the spread
account for that trust up to required levels.   In addition, under the
agreements with Arcadia's provider of financial guaranty insurance, each of these spread accounts is "cross-collateralized" with the other insured securitization trusts. As a result, cash received by one securitization trust that is in excess of the amount needed to make payments specifically related to that trust may be used to support negative cash flow from, or to replenish the spread account related to, another securitization trust. Only after these uses is any of that

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cash distributed as "excess cash flow" to Arcadia Receivables Finance
Corporation, a subsidiary of Arcadia known as ARFC, and then on to Arcadia. Thus, if the cash flow from all insured securitization trusts is not sufficient to replenish all spread accounts, no excess cash flow would be available to Arcadia for that month. The timing and amount of excess cash flow varies based on a number of factors, including but not limited to:
        -  rates of loan delinquencies, defaults and net losses
        - the rate of turnover of repossessed vehicles and the recovery rates on those vehicles
        -  the ages of the loans in the portfolio
        -  the levels of voluntary prepayments
        -  required spread account levels
Any of the following could reduce or eliminate excess cash flows to Arcadia:
        -  an increase in loan delinquencies, cumulative defaults or net losses
        -  a build-up in repossession inventory
        - significantly lower automobile prices in the wholesale auction markets
        - an increase in the proportion of loans in their first and second years.
Arcadia has in the past experienced interruptions in excess cash flows and there can be no assurance that this will not occur again in the future.

     LOAN PORTFOLIO PERFORMANCE THAT EXCEEDS SET "PORTFOLIO PERFORMANCE
TESTS" COULD RESULT IN A DECREASE IN OR INTERRUPTION OF EXCESS CASH FLOW AVAILABLE TO ARCADIA. Each insured securitization trust has certain
"portfolio performance tests" that relate to levels of delinquency, defaults and net losses on the loans in the trust. Portfolio performance tests require that the loan portfolio of each insured securitization trust:
        - have an average delinquency ratio not equal to or in excess of a specified percentage
        - have a cumulative default rate not equal to or in excess of specified percentages, which vary based on the aging of the loan portfolio
        - have a cumulative net loss rate not equal to or in excess of specified percentages, which vary based on the aging of the loan portfolio
If the loans in any trust perform worse than is required by any of these tests, the amount of cash that has to be retained in the related spread account or accounts increases significantly until the loan portfolio has performed at the required levels for a specified period, generally three to five months. Any violation will decrease available excess cash flow for that time period. Arcadia's provider of financial guaranty insurance can waive a violation of these portfolio performance tests. Arcadia has an arrangement with its provider of financial guaranty insurance under which, if loan portfolio performance is in excess of the portfolio performance test levels, Arcadia's subsidiary ARFC may make a pledge of cash that has the effect of preventing the violation of the portfolio performance test. Some trusts have exceeded these portfolio performance tests in the past, and some trusts were still in excess of these tests at February 28, 1999, but this arrangement has prevented a violation. It has also, however, reduced the amount of cash that would have been available to Arcadia for use if Arcadia had sought and received a waiver of the violation. An increase in loan delinquencies, cumulative defaults or net losses could result in one or more

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additional existing securitization trusts exceeding one or more of the portfolio performance tests unless the portfolio performance test levels are changed. If this were to occur, there can be no assurance that waivers will be available from Arcadia's provider of financial guaranty insurance to permit excess cash flow to Arcadia.

     THE OCCURRENCE OF AN "INSURANCE AGREEMENT EVENT OF DEFAULT" COULD HAVE A MATERIAL ADVERSE EFFECT ON ARCADIA. Arcadia's agreement with its provider of financial guaranty insurance specifies that it will be an "insurance agreement event of default" if certain events occur with respect to any series of insured asset-backed securities. These events include loan portfolio performance tests similar to those described above but at significantly higher levels. Following an insurance agreement event of default, Arcadia's provider of financial guaranty insurance may:
        - suspend distributions of cash flow from the related securitization trust and all other insured trusts (including one of the Company's "warehouse" credit facilities) until the defaulted asset-backed securities have been redeemed
        -  capture excess cash flow from performing trusts
        -  increase its premiums
        - replace Arcadia as servicer with respect to all insured trusts Arcadia's provider of financial guaranty insurance may waive an insurance agreement event of default. Some of the insured trusts have exceeded these thresholds in the past and one insured trust was still in excess of the thresholds at February 28, 1999, but to date Arcadia has obtained waivers to permit distributions of excess cash flow. A Further increase in loan delinquencies, gross charge-offs and net losses might result in one or more additional securitization trusts exceeding one or more of these thresholds unless the performance levels are changed. If this occurs, there can be no assurance that waivers will be available to Arcadia. Any action that Arcadia's provider of financial guaranty insurance might take in the absence of such a waiver could have a material adverse effect on Arcadia's business, financial condition, results of operations and liquidity, including its ability to pay its obligations. Among other possible actions, Arcadia's provider of financial guaranty insurance could foreclose on its collateral security interest in the stock of Arcadia's subsidiary ARFC, which would prevent that subsidiary from providing cash to Arcadia.

     CURRENT AND HISTORICAL DELINQUENCY AND DEFAULT RATES OF LOANS IN ARCADIA'S SERVICING PORTFOLIO MAY UNDERSTATE FUTURE DELINQUENCY AND DEFAULT RATES. The incidence of delinquencies and defaults on automobile loans tends to vary with the age of the loan. For example, loans that are between six and 14 months old have a higher likelihood of being delinquent or defaulting than loans with similar credit characteristics that are three months old. Accordingly, to the extent that Arcadia's historical portfolio growth has resulted in a servicing portfolio that contains disproportionately more loans originated within the prior six months, the current and historical delinquency and default rates of loans in the servicing portfolio may understate future delinquency and default rates. In addition, to the extent Arcadia offers new loan products which involve different underwriting policies, the delinquency and default rates of Arcadia's servicing portfolio may change. Over time, Arcadia has consistently increased its

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purchases of higher risk loans.  As a result of the increases in the proportion of higher risk loans in Arcadia's serviced loan portfolio, there has been an increase in the rates of, and reserves for, delinquencies, repossessions and losses historically reported by Arcadia. The continuation of purchases of higher risk loans and the seasoning of Arcadia's existing servicing portfolio will likely continue to cause Arcadia's loan performance statistics to show higher delinquencies, gross charge-offs and net losses when compared with historical performance, even if these loan performance statistics are consistent with Arcadia's reserves for loan losses.

     AN INCREASE IN LOAN DELINQUENCY, REPOSSESSION AND LOSS RATES ABOVE THE ESTIMATED RATES COULD HAVE A MATERIAL ADVERSE EFFECT ON ARCADIA. Arcadia uses a combination of factors to estimate future delinquency, repossession and loss experience on loans, including Arcadia's actual loan performance experience and industry experience on loans with similar credit characteristics. There can be no assurance that loans that Arcadia securitizes will perform under varying economic conditions in the manner Arcadia currently estimates. An increase in loan delinquency, repossession and loss rates above the estimated rates could have a material adverse effect on Arcadia, including the need to make future downward adjustments to finance income receivable similar to that made at June 30, 1998 following Arcadia's implementation of refinements to its method for estimating future delinquency, repossession and loss experience.

     INCREASES IN LOAN DELINQUENCY, DEFAULT AND LOSS RATES MAY VIOLATE TESTS IN THE AGREEMENTS THAT GOVERN ARCADIA'S "WAREHOUSE" CREDIT FACILITIES. The agreements that govern Arcadia's "warehouse" credit facilities contain tests that set limits on:
         - loan delinquency rates
         - loan default rates
         - loan payment extensions
         - loan loss rates
         - interest rate yields
         - borrower bankruptcy rates
         - borrower credit scores
         - loan-to-value ratios
If the performance of the relevant loan portfolios exceeds these limits, lenders under the affected "warehouse" facility have no further obligation to extend credit, which would prevent Arcadia from purchasing additional automobile loans. In addition, if the limits under any one agreement are exceeded, there may be cross-defaults under other credit agreements, which could result in Arcadia being required immediately to pay all amounts due under those agreements. The increase in higher risk loans in the loan portfolio, among other things, has increased the risk that Arcadia's loan portfolio may exceed the limits described above in the future.

       THERE MAY BE A FUTURE INCREASE IN THE NUMBER OF LOANS THAT ARCADIA HAS EXTENDED OR AMENDED, WHICH GENERALLY PRESENT SUBSTANTIALLY HIGHER DEFAULT RISKS THAN LOANS THAT HAVE NEITHER OF THESE CHARACTERISTICS. Like others in the industry, Arcadia gives certain obligors extensions or amendments to loan terms in certain circumstances. Loans that have been extended or amended generally present substantially higher default risks than loans that have

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neither of these characteristics.  Extensions and amendments (in the aggregate) averaged approximately 2.8% of the servicing portfolio per month in 1998, 3.3% of the servicing portfolio per month in 1997 and 2.7% per month in 1996. Continued slowing of the rate of portfolio growth, which will result in a higher percentage of loans of the age that are more likely to be extended or amended, could contribute to a further increase in such statistics. In addition, the granting of an extension or amendment have the effect of removing the related loan from delinquent status.

RISKS RELATED TO ECONOMIC CONDITIONS

     ECONOMIC CONDITIONS INFLUENCE ARCADIA'S LEVEL OF BUSINESS AND THE PERFORMANCE OF THE LOANS IN THE SERVICED PORTFOLIO. Periods of economic slowdown or recession, whether general, regional or industry-related, may increase the risk of default on automobile loans. Any increase on defaults would have the adverse effects on Arcadia noted above. These periods may also be accompanied by decreased consumer demand for automobiles which would result in reduced demand for automobile loans and therefore reduced business for Arcadia. Decreased consumer demand for automobiles also contributes to a decline in the values of automobiles securing outstanding loans, thereby weakening collateral coverage and increasing the possibility of losses in the event of default. The increased proportion of higher risk loans in the loan portfolio has increased Arcadia's sensitivity to changes in economic conditions. In addition, recent reports of increases in consumer bankruptcy filings and default rates on consumer credit during a period of economic growth indicate that the impact of consumer behavior on default rates is not limited to periods of economic slowdown or recession.

     ARCADIA'S BUSINESS IS DEPENDENT ON PRICES FOR USED AUTOMOBILES. Significant increases in the inventory of used automobiles during recessionary economies may depress the prices at which Arcadia can sell its inventory of repossessed vehicles or delay the timing of sales. Recently, the used car market has softened as the result of factors including the recent start-up of superstore competition and forecasted levels of used lease vehicles that will be available in the market. A continuation of this trend or other factors (including the impact of the discontinuation of Arcadia's program that channeled a portion of its repossession inventory through retail resale markets, which reduced Arcadia's loan losses while increasing repossession inventory and delaying cash flow recovered from inventory turnover) could cause Arcadia's recovery rate on repossessed vehicles to decline below the current level. This, in turn, might have an adverse impact on loan loss levels, with all the potential effects of a decline in portfolio performance, and could require adjustments to estimated recovery rates and finance income receivable similar to those made at June 30, 1998 and March 31, 1997 (both of which included amounts related to a reduction in the estimated recovery rates).

     ARCADIA'S PROFITABILITY MAY BE DIRECTLY IMPACTED BY THE LEVEL OF AND FLUCTUATIONS IN INTEREST RATES. The level of and fluctuations in interest rates affect the difference between the annual percentage rate paid by the borrowers under the loans Arcadia purchases and the interest rate on the asset-back securities it sells. This "gross interest rate spread" is a major source of

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profit for Arcadia.  Arcadia monitors the interest rate environment and employs strategies designed to mitigate the impact of changes in interest rates on its gross interest rate spread. However, there can be no assurance that the profitability of Arcadia would not be adversely affected during any period of changes in interest rates.

     A CONTINUATION OR INCREASE IN RECENT LEVELS OF PERSONAL BANKRUPTCY FILINGS COULD ADVERSELY AFFECT THE PERFORMANCE OF THE LOAN PORTFOLIO ARCADIA SERVICES. Recent media reports have suggested an increase in the number of personal bankruptcy filings. During most of 1997 and much of 1998 Arcadia experienced a slight increase in the proportion of its servicing portfolio representing loans to borrowers who have filed for bankruptcy protection. A continuation or increase in this trend could contribute to greater default and net loss rates than Arcadia has historically experienced.

OTHER RISKS

     ARCADIA MAY BE UNABLE TO IMPROVE ITS SERVICING PERFORMANCE, IN PARTICULAR AS THE RESULT OF HIGH EMPLOYEE TURNOVER OR AN INABILITY TO ATTRACT AND RETAIN REPLACEMENT SERVICING AND COLLECTION PERSONNEL. The historical growth of Arcadia's servicing portfolio and the greater proportion of higher risk loans contained in that portfolio have resulted in increased demands on Arcadia's personnel and systems. Arcadia's ability to support, manage and control growth depends on, among other things, its ability to hire, train, supervise and manage a larger workforce. In particular, Arcadia's ability to manage portfolio delinquency, default and loss rates depends on the maintenance of efficient collection and repossession procedures and on attracting and retaining an adequate number of qualified servicing and collection personnel. There can be no assurance that Arcadia will succeed in the efforts it has undertaken since 1996 to improve its servicing and collection performance. Moreover, during 1997 and 1998, low unemployment rates driven by economic growth and the continued expansion of the consumer credit markets have contributed to an increase in employee turnover rate, especially among Arcadia's collection personnel. Continued high turnover relative to historical levels, or an inability to attract and retain replacement personnel, could have an adverse effect on Arcadia's performance, especially its portfolio delinquency, default and net loss rates.

     ARCADIA'S PROVIDER OF FINANCIAL GUARANTY INSURANCE MAY TERMINATE ARCADIA AS SERVICER OF THE LOANS IN INSURED SECURITIZATION TRUSTS. Arcadia's right to service the loans sold in securitizations insured by Arcadia's provider of financial guaranty insurance is generally subject to the discretion of that insurer. Accordingly, the insurer could terminate Arcadia as servicer, which would mean that Arcadia would no longer receive the related servicing fees.

     ARCADIA IS A DEFENDANT IN LEGAL PROCEEDINGS THE OUTCOME OF WHICH COULD HAVE AN ADVERSE EFFECT ON ARCADIA. Arcadia and some of its directors and officers are defendants in a consolidated lawsuit, IN RE OLYMPIC FINANCIAL LTD. SECURITIES LITIGATION. The plaintiffs allege that during the period from July 20, 1995 through March 3, 1997 the defendants illegally engaged in a scheme that had the effect of artificially inflating, maintaining and otherwise manipulating

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the value of Arcadia's Common Stock.  In addition, in the course of its business, Arcadia is routinely a party or subject to other items of pending or threatened litigation. This includes actions against borrowers to collect amounts on loans or to repossess vehicles and litigation challenging the terms of loans purchased by Arcadia. The ultimate outcome of these matters cannot be predicted and there can be no assurance that Arcadia will prevail in its defense of any of these lawsuits. Any order, judgment, settlement or decree that was adverse to Arcadia could have a material adverse effect on Arcadia.

     THE FAILURE OF YEAR 2000 NON-COMPLIANT SYSTEMS, EITHER THOSE OF ARCADIA ITSELF OR THOSE OF ITS SIGNIFICANT THIRD PARTY PROVIDERS, MAY MAKE ARCADIA UNABLE TO PERFORM ITS KEY OPERATING ACTIVITIES AND COULD ALSO SUBJECT ARCADIA TO LITIGATION. Arcadia has reviewed its automated information systems, including its loan accounting system, its business support systems and its facility operating systems and has initiated the replacement, modification or reprogramming of Year 2000 non-compliant hardware and software. In addition, Arcadia has developed and is implementing a plan to contact parties which provide services critical to the successful operation of its business to learn how they are addressing the issue and to evaluate any likely impact on Arcadia. However, Arcadia has not yet completed all necessary processes of its Year 2000 plan. Nor does Arcadia have contingency plans in place in case it does not complete all phases of its Year 2000 program. If Arcadia does not complete its Year 2000 program successfully, it may be unable to perform its key operating activities and could also be subject to litigation regarding the results of its systems failures, such as improper application of repayments and resulting incorrect credit reporting to credit bureaus.

     ARCADIA'S ABILITY TO COMPETE IN THE HIGHLY COMPETITIVE AUTOMOBILE FINANCING MARKET MAY BE LIMITED BY ITS COMPETITORS' GREATER RESOURCES AND BECAUSE IT DOES NOT OFFER DEALERS ALL THE PROGRAMS THAT SOME COMPETITORS DO. Many of Arcadia's existing and potential competitors, which include well-established financial institutions, such as banks, other automobile finance companies, small loan companies, thrifts and leasing companies and captive finance companies owned by automobile manufacturers, such as General Motors Acceptance Corporation, Chrysler Credit Corp. and Ford Motor Credit Company, have greater financial, technical and marketing resources than Arcadia. From time to time these competitors offer special buyer incentives in the form of below-market interest rates on certain classes of vehicles which Arcadia is unable to match. Many of these competitors also have longstanding relationships with automobile dealers, making it difficult for Arcadia to develop relationships with those dealers. In addition, some of major entities that compete with Arcadia provide other forms of financing to automobile dealers, including dealer floor plan financing and leasing, which are not provided by Arcadia and may have the effect of making Arcadia less competitive.

     VIOLATIONS OF OR CHANGES IN THE LAWS AND REGULATIONS THAT GOVERN ARCADIA'S BUSINESS COULD HAVE A MATERIAL ADVERSE EFFECT ON ARCADIA.
Arcadia's business is subject to numerous federal and state consumer protection laws and regulations. Among other things, these laws and regulations
         - require Arcadia to obtain and maintain licenses and qualifications

         - limit interest rates, fees and other charges
         - limit or prescribe various other terms of Arcadia's automobile loan contracts
         - require specific disclosures
         - define Arcadia's rights to repossess and sell collateral vehicles If Arcadia were to violate these laws and regulations, even unintentionally, it could be subject to government enforcement action or to consumer or securityholder lawsuits seeking to recover for damages alleged to have resulted from the violations. Changes in existing laws or regulations (or in the interpretation thereof) or the promulgation of additional laws or regulations could, among other things, impose significant new restrictions on the way in which Arcadia does business or result in significantly increased compliance costs. If any of this happened, it could have a material adverse effect on Arcadia.

     ARCADIA'S BOARD OF DIRECTORS HAS THE POWER TO CREATE AND ISSUE A NEW CLASS OR SERIES OF STOCK THAT COULD ADVERSELY AFFECT THE VOTING POWER, DIVIDEND, LIQUIDATION AND OTHER RIGHTS OF HOLDERS OF COMMON STOCK. The authorized and unissued stock of Arcadia includes shares that are undesignated as to rights. Under Arcadia's Articles of Incorporation, the Board of Directors has the power to create and issue new classes or series of stock using these undesignated shares. In connection with this, the Board of Directors may give the new class or series any rights, preferences and privileges that the Board deems appropriate, including special dividend, liquidation and voting rights. The creation and issuance of a new class or series of stock could adversely affect the voting power, dividend, liquidation and other rights of holders of Common Stock.

     ARCADIA'S CHARTER DOCUMENTS AND SHAREHOLDER RIGHTS PLAN AND MINNESOTA STATUTES MAY DISCOURAGE AN ACQUISITION OF ARCADIA. Provisions of Arcadia's Articles of Incorporation and Bylaws, the existence of a shareholder rights plan and the provisions of the Minnesota Business Corporation Act could make it more difficult for a third party to acquire Arcadia, even if doing so would be beneficial to Arcadia's shareholders.

     ARCADIA'S INABILITY TO FIND REPLACEMENT AUDITORS IN A TIMELY FASHION OR TO FIND REPLACEMENT AUDITORS THAT ARE ONE OF THE "BIG FIVE" ACCOUNTING FIRMS COULD HAVE AN ADVERSE EFFECT ON ARCADIA'S OPERATIONS AND THE PRICE FOR ARCADIA'S STOCK AND NOTES. On March 1, 1999, Arcadia dismissed Ernst & Young LLP as its independent auditors effective immediately following the filing of Arcadia's Quarterly Report on Form 10-Q for the quarter ending March 31, 1999. Arcadia intends to retain another "Big Five" accounting firm as its auditors effective immediately following that time. However, there can be no assurance that Arcadia will be able to retain another auditing firm in a timely fashion or that the replacement auditors will be one of the other "Big Five" accounting firms. Arcadia's inability to retain replacement auditors in a timely fashion could have a material adverse effect on Arcadia's operations, including its ability to close on securitization transactions. Arcadia's inability to retain replacement auditors that are one of the "Big Five" accounting firms could have an adverse effect on market perception of Arcadia and thus on the price for its Common Stock and its debt securities.

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